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                                                                      EXHIBIT 15

                          ACCOUNTANT'S AWARENESS LETTER

May 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 10, 2004 on our review of interim financial information of Pride International, Inc. (the "Company") for each of the three month periods ended March 31, 2004 and March 31, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01) and in its Registration Statements on Form S-3 (Registration Nos. 333-40014, 333-44925, 333-89604, 333-107996 and 333-107051).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas